Exhibit 99.2

Solésence First Quarter 2025 Conference Call Script

Operator Introduction

Good day. Thank you for standing by. Welcome to the Solésence first quarter 2025 conference call.

[Operator Instructions]

Today's call is being recorded.

During this call, management will make statements that include forward-looking statements within the meaning of the federal securities laws, which are pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.

This conference call may contain statements that reflect the company's current beliefs, and a number of important factors could cause actual results for future periods to differ materially from those stated on this call.

These important factors include without limitation, a decision of the customer to cancel purchase order or supplies, agreement, demand for an acceptance of the company's personal care, ingredients, advanced materials and formulated products, changes in development and distribution relationships, the impact of competitive products and technology, possible disruption in commercial activities occasioned by public health issues, terrorist activity and armed conflict and other risks indicated in the company's filings with the Securities and Exchange Commission.

Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties, or other contingencies.

I will now hand the conference over to your speaker, Mr. Jess Jankowski, President and CEO. Please go ahead, sir.

Jess Jankowski, President & CEO

Thank you, Carmen.

Good afternoon, and thanks to all of you who have joined our call today.

With me on today’s call is Kevin Cureton, our Chief Operating Officer. I’ll begin with a summary of our first quarter results and a business update. Kevin will then discuss our operational initiatives. Then we will take your questions.

Last quarter, we hosted our first conference call rebranded as Solésence, a brand that reflects our simple, yet profound mission: Deliver Joy. Today, we are hosting our first conference call as a listed company on Nasdaq.

In such a short period of time, we have undergone a remarkable transformation that has us well-positioned at the forefront of the beauty market. This is reinforced by our commitment to scientific excellence and innovation as we pioneer industry-leading, award-winning protective beauty solutions recognized globally. As a high-growth contract development and manufacturing organization, or CDMO, we are leveraging our novel technology suite, unique performance consumer products, and regulatory expertise, to empower brands to enhance consumers’ health and well-being.

Our vertically integrated, patent-protected formulations are used in skin health products spanning skin care, sun care and color cosmetic market segments. What sets us apart from other CDMOs is our proprietary technology, which enables us to build novel products that allow our brand partners to capture preferred positioning in retail environments and typically become the leading choice of the consumers they serve. Our integrated position of being a platform technology innovator, a developer of unique, award-winning formulas, and a cGMP manufacturer further allows our brand partners to reach the market much faster than their competitors.

We believe that our patented technology provides us with a strong competitive position, safeguarding our market position and enabling long-term value creation for both Solésence and our brand partners. Importantly, because of our position as an innovator who can rapidly bring new products to market, we have long-term relationships with private equity-backed beauty brands. These brands tend to be high growth organizations who look to us for upstream support that few can match. The combination of these key factors is what attracts top-tier brands to us from the $570 billion-dollar plus global beauty market.

All of this was on display in our first quarter 2025 performance where we achieved record revenues of $14.6 million, representing an increase of nearly 50% year-over-year. Revenue in the quarter was primarily driven by sales to our largest customers, including our launch partner, Colorescience, for our consumer products and, to a lesser extent, sales of Active Pharmaceutical Ingredients to BASF. These results reflect the continued strength of our commercial execution and demand for our products.

While we were pleased with this strong performance, our margins were impacted by one-time production start-up costs related to the launch of a new product line by a new key customer. Kevin will provide more details here shortly, but I’d like to note that our relentless efforts to resolve this issue successfully kept the product launch on schedule.

As a result of these start-up hurdles, in the first quarter, gross profit was $3.3 million, or 23% of revenue, compared to $3.6 million, or 36% of revenue, for the same period in 2024. Excluding the one-time start-up costs, our gross margin would have been similar to last year’s margin. Net income for the first quarter was at breakeven, compared to net income of $0.9 million for the same period in 2024. We anticipate a rebound in our margins starting in the second quarter as we ship more product to this new brand partner as well as our many other growing brand partners. We further believe that there will be a minimal impact in the second quarter from these start-up costs as we believe we completely resolved these issues during the month of April.

Turning to our recent uplisting to Nasdaq. On April 8, we started trading on Nasdaq under the new ticker ‘SLSN.’ This uplisting marks a new chapter for Solésence, and I’d like to highlight three important reasons why:

First, we believe that trading on Nasdaq will increase awareness of Solésence within the financial community. Listing on a major exchange like Nasdaq can enhance our visibility and credibility, making it easier to attract diverse, long-term institutional investors.

Second, it will increase our marketability, liquidity and access to the capital markets, all of which we expect to be critical to our growth initiatives down the line.

And third, we believe that it will deliver greater value to our shareholders and other stakeholders.

We are excited to have achieved this major milestone last month and look forward to building upon our success moving forward.

At this time, I’ll turn the call to Kevin Cureton, our Chief Operating Officer, to share an update of our progress and outlook. Kevin?

Kevin Cureton, COO

Thanks Jess. And as I always like to begin, I would like to thank our amazing team for their tireless commitment and demonstrating through our results their ability to consistently deliver solid performances for our investors, our brand partners, and for ourselves.

As Jess noted earlier, we achieved a record first quarter both in terms of revenues and unit volumes shipped, reflecting the strong demand for our consumer products.

Operationally, as Jess mentioned, we encountered start-up challenges related to a new product launch for a key new brand partner. But we are pleased to report that issues related to this launch were resolved and we have strengthened this customer relationship through our steadfast collaboration. A few points about this launch:

1)	The production was part of a multi-SKU launch in-line with bringing our novel technology to a broader audience. This launch is our single largest product launch to date.

2)	Prior to the launch, we worked closely with our brand partner to ensure that the products were developed to meet the highest of standards, including conducting multiple production trials; and

3)	As a result of the successful resolution, we established what we believe will be a long-term relationship with this leading brand, underscoring our commitment to be a strategic and responsive partner that can help fuel the brand’s future growth.

I’m pleased to say that we have successfully delivered launch orders in the first quarter, will ramp up order deliveries in the second quarter, and have already received re-orders for shipment in the third quarter.

The preservation of this important relationship did come at a cost. To resolve the start-up issues related to packaging, additional labor costs were incurred to meet the demand and ensure that this key product launch would remain on schedule. However, the additional labor costs had an adverse impact on our gross profit during the first quarter.

As part of our commitment to continuous improvement, we raised the bar on how we will approach future inbound packaging components. In this situation, as we have in others, every time our dedicated team executes a new product launch, we learn something new that lowers the potential risk inherent with all new product launches. As a result, we are now in a much better position to reduce both the risks, and the costs associated with launching new products than we were just two short years ago.

Turning to our technology, during the first quarter we further strengthened our competitive position with three new patents for our Kleair™ technology, our plant-based antioxidant technology, and our skin healing technology. These included an allowance for our Kleair™ technology in Japan, an allowance for our new plant-based antioxidant technology in South Korea, and an additional allowance in Mexico for our new skin healing technology that leverages allantoin, commonly used to ameliorate scarring. All of these patents increase our ability to create sustainable competitive advantages for our brand partners and for ourselves – now giving us three technology platforms with global IP protection.

I would like to briefly touch on tariffs. As a domestic manufacturer, we anticipate tariffs having a modest impact on our topline as of today. Solésence has brand partners diversified across skin care, color cosmetics, and sun care categories, as well as those operating in prestige and mass markets. While we won’t be immune to market pressures, we believe we are well-positioned should macroeconomic conditions cause demand to soften across certain product categories and segments. Regarding the impact on costs related to tariffs, although we participate in the global supply chain and source raw materials outside of the U.S., the impact will likely be muted on our cost position in the second quarter, and we will likely not see a significant effect from tariffs at least through most of the third quarter. However, on packaging components, we do expect tariffs to impact us AND we are confident that we will be able to pass all of the new tariff expenses through without adversely affecting our margins. We continue to monitor the situation closely, particularly as we begin to look beyond the US for further growth.

Finally, before turning the call back to Jess, I would like to reiterate that we achieved yet another record unit volume quarter. With many of our production issues behind us, we anticipate our gross margins to increase moving forward. As previously planned, we expect that increasing product volumes will drive more efficient absorption of our fixed manufacturing costs, which should lead to increased margins. We are also focused on reducing controllable variable product manufacturing costs. This will enable us to grow more profitability and ultimately create more value for our shareholders

I’ll now turn the call back to Jess. Jess?

Jess Jankowski, President & CEO

Thanks, Kevin.

We are pleased to have achieved another record-breaking revenue quarter driven by robust demand for our consumer products with leading brands that we believe represent the future of beauty. These brands include a long-term exclusive relationship with BASF, as well as Colorescience, a leading dermatologist-recommended brand, Tatcha, a Japanese inspired prestige brand, and Credo, a leading clean beauty retailer.

We added to that impressive list with a multi-SKU product launch for a key new brand earlier this year, as we have discussed. Although we encountered one-time start-up issues that impacted our profitability in the first quarter, we proactively addressed them and are now well-positioned to scale for future gross margin expansion to drive stronger EBITDA performance.

Turning to our book-of-business, for purposes of comparison, our shipped and open orders are currently in excess of $45 million, compared to about $40 million in the first quarter of 2024 and $38 million when we last reported in late March. It is important to note that when comparing our shipped and open orders to the year ago period that our current orders extend into the third quarter of this year, whereas last year’s number included volume through the end of the year. Because our brand partners are becoming more comfortable with our agility, they are shortening their order horizons to better address near-term demand.

We anticipate continued topline growth with record revenues for the second quarter of 2025, and we expect more orders coming in relating to reorder quantities and launches for the second half of 2025.

As consumer preferences rapidly evolve, Solésence remains at the forefront of addressing the needs of consumers. Two of our core strengths are:

•	Diversification across various beauty segments and;
•	Our ability to cater to both prestige and mass-market brands.

These differentiators expand our potential for market reach and increased volumes. It is why we believe our high brand retention rates ensure recurring revenue and sustainable growth.

At this time, I’d like to share a brief update on our Chief Financial Officer search. In connection with our topline growth, combined with our rebranding and the successful uplisting to Nasdaq, we made the decision to strengthen our leadership team with the appointment of a dedicated CFO. We have initiated an aggressive search and hope to announce this key appointment in the coming months.

At this time, we would be happy to take your questions. Afterwards, I’ll offer a few closing comments. Carmen, please open the call for Q&A.

Q&A SESSION

Jess Jankowski, President & CEO

Thank you Carmen, and thanks to all those who took the time to join us today.

Solésence's ability to deliver innovative, regulatory-compliant, and market-ready products, coupled with our strategic partnership approach, positions us as the preferred CDMO for brands seeking to achieve sustainable growth, market leadership and unparalleled products spanning skin care, sun care, and color cosmetic market segments to consumers worldwide.

In closing, we owe our continued success, and our expectation of yet another record-breaking year, to the dedication of our team and the ongoing support of our brand partners and shareholders. We thank them all and look forward to updating you on our progress.

Carmen, you may close the call.